EXHIBIT 23.3

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to the Board of Directors of ISB Financial Corp. as Appendix D to the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of ISB Financial Corp. relating to the proposed merger of ISB Financial Corp. with MidWestOne Financial Group, Inc., and to the references to our name and to the description of such opinion letter contained in the proxy statement/prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Keefe, Bruyette & Woods, Inc.

November 26, 2007

Keefe, Bruyette & Woods • 10 South Wacker Drive, Suite 3400 • Chicago, IL 60606

312.423.8200 • 800.929.6113 • Fax 312.423.8232